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                                                               EXHIBIT 5.1

                               December 13, 1999




(212) 351-4000                                                    C 89349-00003

Silicon Valley Bancshares
3003 Tasman Drive
Santa Clara, CA 95054

        Re:     Registration Statement on Form S-3
                ----------------------------------

Ladies and Gentlemen:

        We have examined the Registration Statement on Form-S-3 (the "Registration Statement") of Silicon Valley Bancshares, a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the "Act"), and relating to the Company's earlier Registration Statement on Form S-3 (No. 333-91159), in connection with the public offering by the Company of up to 172,500 additional shares of Common Stock (the "Shares") to a group of underwriters (the "Underwriters"), including Dain Rauscher Incorporated, Keefe, Bruyette & Woods, Inc. and Hoefer & Arnett Incorporated, for offering to the public.

        For the purpose of the opinion set forth below, we have examined and are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares, including, among other things, such corporate records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

        On the basis of such investigation as we have deemed necessary, we are of the opinion that (i) the Shares have been duly authorized and (ii) when issued and sold pursuant to the Registration Statement and in accordance with the terms of the underwriting agreement between the Company and the Underwriters, substantially in the form filed as an exhibit to the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

        The Company is a Delaware corporation. We are not admitted to practice in Delaware. However, we are familiar with the Delaware General Corporation Law and have made such review thereof as we consider necessary for the purpose of this opinion. Therefore, this opinion is limited to the current laws of the State of Delaware and the State of California, and to the current federal laws of the United States of America.

        We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Validity of Securities" in the Registration Statement and the prospectus which forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

                                       Very truly yours,



                                       GIBSON, DUNN & CRUTCHER LLP